UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013 (October 28, 2013)

Avago Technologies Limited

(Exact name of registrant as specified in its charter)

Singapore	001-34428	98-0682363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Yishun Avenue 7
Singapore 768923		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (65) 6755-7888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2013, certain subsidiaries of Avago Technologies Limited (the “Company”), specifically Avago Technologies Finance Pte. Ltd. ( “Avago Finance”), a company incorporated under the Singapore Companies Act, Avago Technologies Holding Pte. Ltd., a company incorporated under the Singapore Companies Act (“Holdings”), Avago Technologies International Sales Pte. Limited, a company incorporated under the Singapore Companies Act (“International Sales”), Avago Technologies U.S. Inc., a Delaware corporation (“U.S. Inc.”), and Avago Technologies General IP (Singapore) Pte. Ltd., a company incorporated under the Singapore Companies Act (“General IP,” and together with Holdings, International Sales and U.S. Inc., the “Guarantors”), entered into that certain Credit Agreement (the “Credit Agreement”), by and among the Avago Finance, the Guarantors, the lenders named therein, and Citicorp International Limited, as administrative agent (“Administrative Agent”). The Credit Agreement provides for a revolving credit facility that permits Avago Finance to borrow loans from time to time in an aggregate principal amount of up to U.S.$575,000,000, for general corporate purposes, and for the issuance of letters of credit of up to U.S.$20,000,000 in the aggregate, which reduce the available borrowing capacity under the revolving credit facility on a dollar for dollar basis. Avago Finance’s obligations under the Credit Agreement are guaranteed by the Guarantors. The Credit Agreement has a term of five years.

Loans under the Credit Agreement will bear interest at a rate per annum equal to (i) the highest of (x) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank’s base rate, (y)  1⁄2 of one percent per annum above the Federal Funds Rate (as defined in the Credit Agreement) and (z) the British Bankers Association Interest Settlement Rate applicable to U.S. dollars for a period of one month plus 1.00% or (ii) the rate per annum obtained by dividing (x) the rate per annum appearing on Reuters LIBOR01 Page as the London interbank offered rate for deposits in U.S. dollars for the applicable interest period by (y) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage (as defined in the Credit Agreement) for such interest period, plus, in each case, the Applicable Margin (as defined in the Credit Agreement).

The Credit Agreement includes (i) financial covenants requiring Avago Finance to maintain a maximum leverage ratio and a minimum interest coverage ratio; (ii) customary restrictive covenants (subject, in each case, to certain exceptions and amounts) that limit Avago Finance’s ability to, among other things, create liens, merge or consolidate with and into other persons, and sell assets; (iii) customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments; and (iv) customary representations and warranties. In addition, Avago Finance has the ability, at any time, to increase the aggregate commitments under the Credit Agreement from U.S.$575,000,000 to U.S.$675,000,000, subject to the condition that no default or event of default shall have occurred and be continuing and other terms and conditions set forth in the Credit Agreement, and the receipt of sufficient commitments for such increase from the lenders. Avago Finance has agreed to pay the lenders a commitment fee at a rate per annum that varies based on Avago Finance’s Public Debt Rating (as defined in the Credit Agreement).

The terms of the Credit Agreement are substantially the same as Avago Finance’s Credit Agreement, dated as of March 31, 2011, among Avago Finance, Holdings, International Sales, U.S. Inc., and General IP, the lenders party thereto and Citicorp International Limited, as administrative agent, as amended (the “2011 Credit Agreement”), other than with regard to the aggregate principal amount of the facility.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, Avago Finance’s 2011 Credit Agreement was terminated and all related agreements entered in connection therewith were also terminated. There were no outstanding loan borrowings under the 2011 Credit Agreement at the time of its termination.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On October 30, 2013, the Company filed an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act of 1933, as amended) on Form S-3 with the Securities and Exchange Commission to replace its previous automatic shelf registration statement on Form S-3 that expired in August 2013.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 28, 2013, among Avago Technologies Finance Pte. Ltd., as Borrower, Avago Technologies Holding Pte. Ltd., Avago Technologies International Sales Pte. Limited, Avago Technologies U.S. Inc. and Avago Technologies General IP (Singapore) Pte. Ltd., as Guarantors, and the initial lenders named therein as Initial Lenders and Citicorp International Limited, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 30, 2013

Avago Technologies Limited

By:	/s/ Anthony E. Maslowski
Name:	Anthony E. Maslowski
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 28, 2013, among Avago Technologies Finance Pte. Ltd., as Borrower, Avago Technologies Holding Pte. Ltd., Avago Technologies International Sales Pte. Limited, Avago Technologies U.S. Inc. and Avago Technologies General IP (Singapore) Pte. Ltd., as Guarantors, and the initial lenders named therein as Initial Lenders and Citicorp International Limited, as Administrative Agent.